Exhibit 10.9

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This thirty-four (34) page AGREEMENT ("AGREEMENT") is made on this 18th day of August, 2008, by and between THE UNIVERSITY OF NORTH TEXAS HEALTH SCIENCE CENTER at FORT WORTH (UNTHSC), a State of Texas institution of higher education, whose address is 3500 Camp Bowie Blvd. Fort Worth, Texas 76107-2699, and SIGNPATH PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business located at 45 Broadway, 2nd Floor New York, NY 10006 ("LICENSEE").

RECITALS

A.	UNTHSC owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER developed at UNTHSC.

B.
UNTHSC desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, UNTHSC, the inventor(s), and the public as outlined in UNTHSC's Intellectual Property Policy.

C.	LICENSEE wishes to obtain a license from UNTHSC to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I. EFFECTIVE DATE

1.1	This AGREEMENT is effective as of the date written above ("EFFECTIVE DATE"), which is the date fully executed by all parties.

II. DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1
AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE,  or any business entity that is more than fifty percent (50%) owned by a  business entity that owns more than fifty percent (50%) of LICENSEE.

2.2	LICENSED FIELD means human and animal use.

2.3	LICENSED PRODUCTS means any product or service sold by LICENSEE, its AFFILIATES or its sublicensees comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.4	LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within the LICENSED FIELD.

2.5	LICENSED TERRITORY means worldwide.

2.6
NET SALES means the gross revenues received by LICENSEE, its AFFILIATES, or its sublicensees from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE in LICENSEE’s official books and records in accordance with generally accepted accounting practices and consistent with LICENSEE’s published financial statements and/or regulatory filings with the United States Securities and Exchange Commission. In the event of a SALE of a COMBINATION PRODUCT, the parties shall work together in good faith to determine what portion of resulting gross revenues shall be used for determining NET SALES based on the value added to the price such COMBINATION PRODUCT by LICENSED SUBJECT MATTER relative to value added by other therapeutically active ingredients or other proprietary technology or information. For purposes of this Section 2.6, the term "COMBINATION PRODUCT' means any LICENSED PRODUCT that contains at least one other therapeutically active ingredient or, in the case of a service, at least one other proprietary technology.

2.7
PATENT RIGHTS means UNTHSC's rights in the information or discoveries described in invention disclosures, or claimed in patents and/or patent applications, whether domestic or foreign, as identified in Exhibit 1 attached hereto, and all divisional, continuations, continuations-in-part (to the extent claims of such continuations-in-part are entitled to claim priority to the aforesaid patents and/or patent applications identified in Exhibit 1), reissues, reexaminations, or extensions of the patents and/or patent applications identified in Exhibit 1, and any letters patent, domestic or foreign that issue thereon.

2.8
PHASE I STUDY means: (a) that portion of the drug development and review process which provides for the initial introduction of an investigational new drug into human subjects, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefor; or (b) a similar clinical trial in any national jurisdiction other than the United States.

2.9
PHASE 2 STUDY means: (a) that portion of the drug development and review process which provides for early controlled clinical studies conducted to obtain preliminary data on the effectiveness of investigational new drug for particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefor: or (b) a similar clinical trial in any national jurisdiction other than the United States.

2.10
PHASE 3 STUDY means (a) that portion of the drug development and review process in which expanded clinical studies are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of an investigational new drug, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefor; or (b) a similar clinical trial in any national jurisdiction other than the United States.

2.11	REGULATORY APPROVAL means the FDA approval necessary for the SALE of a LICENSED PRODUCT in the United States.

2.12	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or an AFFILIATE.

2.13
TECHNOLOGY RIGHTS means UNTHSC's rights in any technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibit 1 before the EFFECTIVE DATE, whether or not they are claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.

2.14
IMPROVEMENT PATENTS means patents and patent applications covering inventions in the LICENSED FIELD that are (i) conceived at UNTHSC by any of the inventors of the Patent Rights within two and a half years of the EFFECTIVE DATE, the making, use, sale, importation or other practice of which would infringe one or more pending or issued claims of the then-existing LICENSED SUBJECT MATTER, and (ii) owned or controlled by UNTHSC and not subject to any pre-existing third party obligations.

III. LICENSE

3.1
UNTHSC hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODDUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Sections 14.2 and 14.3 hereinbelow, the payment by LICENSEE to UNTHSC of all consideration as provided herein, the timely payment of all amounts due under any related sponsored research agreement between UNTHSC and LICENSEE in effect during this AGREEMENT, and is further subject to the following rights retained by UNTHSC to:

(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of ARTICLE XI-Confidential Information and Publication; and

(b)
Use LICENSED SUBJECT MATTER for non-commercial research, non-commercial patient care, teaching and other educationally-related purposes. Use LICENSED SUBJECT MATTER in clinical trials and other research involving patients shall be considered non-commercial research or non-commercial patient care provided that UNTHSC does not sell such LICENSED SUBJECT MATTER to said patients.

3.2
LICENSEE may extend the license granted herein or assign this AGREEMENT to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE.  LICENSEE agrees to deliver such contract to UNTHSC within thirty (30) calendar days following execution thereof.

3.3
LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee. LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4
LICENSEE must deliver to UNTHSC a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.5
If this AGREEMENT is terminated pursuant to ARTICLE XIII-Term and Termination, UNTHSC agrees to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of this AGREEMENT.

IV. CONSIDERATION, PAYMENTS AND REPORTS

4.1	In consideration rights granted by UNTHSC to LICENSEE under this AGREEMENT, LICENSEE agrees to pay UNTHSC the following:

(a)
All reasonable out-of-pocket expenses incurred by UNTHSC in filing, prosecuting, enforcing and maintaining PATENT RIGHTS (which, as of the EFFECTIVE DATE are estimated to be $12,034), and all such reasonable future expenses incurred by UNTHSC, for so long as, and in such countries as this AGREEMENT remains in effect. On the six-month anniversary of the EFFECTIVE DATE, UNTHSC will invoice LICENSEE for expenses incurred as of that time and on a quarterly basis thereafter. The invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar days of invoice: and

(b)
A nonrefundable license documentation fee in the amount of fifteen thousand dollars ($15,000).  This fee will not reduce the amount of any other payment provided for in this ARTICLE IV, and is due and payable within thirty (30) calendar days after the AGREEMENT has been fully executed by all parties and LICENSEE has received an invoice for the amount from UNTHSC; and

(c)	Nonrefundable Annual Maintenance Fees and Minimum Annual Royalties due and payable according to the following schedule:

(1)
An Annual Maintenance Fee of ten thousand dollars ($10,000), due and payable within thirty (30) calendar days of the first anniversary of the EFFECTIVE DATE and every anniversary occurring thereafter until; (i) the seventh anniversary of the EFFECTIVE DATE; (ii) the first SALE; or (iii) issuance of a patent for any PATENT RIGHTS (“PATENT”) as set forth in (3) below, whichever comes first; and

(2)
An Annual Maintenance Fee of thirty thousand dollars ($30,000), due and payable within thirty (30) calendar days of the seventh anniversary of the EFFECTIVE DATE and every anniversary occurring thereafter until the first SALE, subject to Sections 4.1(c)(3)-(4), below;

(3)
Subject to Sections 4.1(c)(4), below, if a United States PATENT issues, or a European Patent issues (and is not challenged within the statutory challenge period)  prior to the first SALE or the seventh anniversary of the EFFECTIVE DATE, the Annual Maintenance Fee shall be increased from ten thousand dollars ($10,000) to fifteen thousand dollars ($15,000) per year, due and payable on the anniversary of the EFFECTIVE DATE immediately following issuance of the PATENT and every anniversary occurring thereafter until: (i) the first SALE; or (ii) the seventh anniversary of the EFFECTIVE DATE, whichever comes first;

(4)
Notwithstanding any provision in Sections 4.1(c)(1)-(3) to the contrary, upon the first SALE, the Annual Maintenance Fee shall be converted to a Minimum Annual Royalty of seventy-five thousand dollars ($75,000), due and within thirty (30) calendar days of the anniversary of the EFFECTIVE DATE immediately following the first SALE, and every anniversary reoccurring thereafter;

(5)
Running royalties accrued under Section 4.1(d) and paid to UNTHSC during the one year period preceding an anniversary of the EFFECTIVE DATE may be credited against the Minimum Annual Royalty due on that anniversary date; and

(d)	A running royalty as follows:

(1)	two and one half percent (2.5%) of NET SALES less than $250 million for LICENSED PRODUCTS covered by an issued patent;

(2)	three percent (3%) of NET SALES equal to or greater than $250 million for LICENSED PRODUCTS covered by an issued patent; and

(3)	one and one and half percent (1.5%) of NET SALES of LICENSED PRODUCTS not covered by an issued patent.

If LICENSEE is obligated to pay running royalties to a third party to avoid infringing such third party's patent rights which dominate UNTHSC'S PATENT RIGHTS (as documented by a written opinion of an independent, qualified patent attorney, a copy of which is provided to UNTHSC), LICENSEE may reduce the running royalty due UNTHSC by one half of the running royalty rate being paid to such third party, provided, however, the running royalty rate due UNTHSC will not be reduced to less than two percent (2%) of NET SALES of LICENSED PRODUCTS covered by an issued patent or one percent (1%) of NET SALES of LICENSED PRODUCTS not covered by an issued patent; and

(e)
The following milestone payments, regardless of whether the milestone is achieved by LICENSEE, a sublicensee or AFFILIATE, or, in the case of milestone 4.1(e)(5), by any of the foregoing, and/or UNTHSC.

(1)	Ten thousand dollars ($10,000) upon dosing the first patient with a LICENSED PRODUCT in each PHASE 1 STUDY;

(2)	Twenty-five thousand dollars ($25,000) upon dosing the first patient with a LICENSED PRODUCT in each PHASE 2 STUDY;

(3)
Fifty thousand ($50,000) upon dosing the first patient with a LICENSED PRODUCT in each PHASE 3 STUDY, provided that, if no PATENT has issued at the time this milestone is achieved, the amount of the milestone shall be reduced from fifty thousand dollars ($50,000) to forty thousand dollars ($40,000);

(4)
Four hundred thousand dollars ($400,000) upon the first REGULATORY APPROVAL of each LICENSED PRODUCT, provided that, if no PATENT has issued in the United States or Europe which has claims that cover such LICENSED PRODUCT, then such milestone payment shall be delayed until such time as such PATENT issues.

(5)	Fifteen thousand dollars ($15,000) upon issuance of a PATENT in the United States, or issuance of a European PATENT with no subsequent challenge to such PATENT during the challenge period ; and

(6)
Two hundred thousand dollars ($200,000) upon the REGULATORY APPROVAL for each subsequent indication other than cancer, of a LICENSED PRODUCT that was previously granted REGULATORY APPROVAL for an initial indication, provided that, if no PATENT that covers such indication has issued at the time this milestone is achieved, the amount of the milestone shall be reduced from two hundred thousand dollars ($200,000) to one hundred thousand dollars ($100,000).

Each of the foregoing milestone payments shall be made by LICENSEE to UNTHSC (without invoice) within thirty (30) calendar days of achieving the milestone event and shall not reduce the amount of any other payment provided for in this ARTICLE IV; and

(f)
The following percentages of all non-royalty consideration received by LICENSEE from any sublicensee pursuant Sections 3.3 and 3.4 hereinabove, including but not limited to up-front payments, marketing, distribution, franchise, option, license, or documentation fees, research money not dedicated to LICENSED PRODUCTS, and development money not dedicated to the preclinical or clinical development of specific LICENSED PRODUCTS, bonus and milestone payments and equity securities; (payments required to be used for preclinical or clinical development of specific LICENSED PRODUCTS shall not be included in the non royalty consideration.  Likewise, payments made to LICENSEE in consideration of an investment in all or part of the equity securities of LICENSEE, shall not be included in the non royalty consideration so long as such equity investment is made in an arms length transaction for fair market value.

(1)	twenty-five percent (25%) of all non-royalty consideration if the sublicense is executed before the initiation of a PHASE 2 STUDY; and

(2)	twenty percent (20%) of all non-royalty consideration if the sublicense is executed on or after the initiation of a PHASE 2 STUDY; and

(g)
This AGREEMENT may be assigned in accordance with the provisions of Section 12.1 subject to the payment to UNTHSC of a one hundred thousand dollar ($100,000) assignment fee prior to the assignment. In the event the assignment fee is not paid prior to the assignment, said assignment shall be void.

4.2
Unless otherwise provided, all such payments are payable quarterly within thirty (30) days, after finalization of the financial statements for the quarters ended March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT or within sixty (60) days after March 31, June 30, September 30, and December 31of each year during the term of this AGREEMENT (whichever is earlier), at which time LICENSEE wil1 also deliver to UNTHSC a true and accurate report, giving such particulars of the business conducted by LICENSEE, its AFFILIATES and its sublicensees, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for UNTHSC to account for LICENSEE's payments hereunder. This report will include pertinent data, including, but not limited to:

(a)
the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE, its AFFILIATES and sublicensees since the previous report; and

(b)	a list of LICENSED PRODUCTS under preclinical development or produced by LICENSEE, its AFFILIATES and sublicensees for the three (3) preceding calendar months; and

(c)	the total quantities of LICENSED PRODUCTS produced by LICENSEE, its AFFILIATES and sublicensees; and

(d)	the total SALES by LICENSEE, its AFFILIATES and sublicensees; and

(e)	the calculation of NET SALES; and

(f)	the royalties so computed and due UNTHSC and/or minimum and royalties; and

(g)	all consideration received from each sublicensee or assignee and payments due UNTHSC; and

(h)	all other amounts due UNTHSC herein.

Simultaneously with the delivery of each such report, LICENSEE agrees to pay UNTHSC the amount due; if any, for the period of such report. These reports are required even if no payments are due.

4.3
During the term of this AGREEMENT and for one (1) year thereafter, LICENSEE agrees to keep complete and accurate records of its, its AFFILIATES’ and its sublicensees' SALES and NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit UNTHSC or its representatives, at UNTHSC’s expense, to periodically examine upon reasonable notice LICENSEE's books, ledgers, and records during regular business hours for the purpose of and to the extent to necessary to verify any report required under this AGREEMENT. If any amounts due UNTHSC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so  examined, then LICENSEE will pay the cost of the examination plus accrued interest at the lesser of: (1) highest allowable rate: or (2) the prime rate plus two percent.

4.4
Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver UNTHSC a written progress report as to LICENSEE’s and any sublicensee's efforts and accomplishments during the preceding year  in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE's and sublicensees' commercialization plans for the upcoming year.

4.5
All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges or any kind unless required by the laws of the jurisdiction where sales are made.  In the event that the laws of the jurisdiction in which sales are made limit the repatriation of funds or the conversion into US currency, LICENSEE shall use commercially diligent efforts to repatriate all funds owing to UNTHSC, and shall, in all cases, repatriate funds owed to UNTHSC in equal proportion to any amounts belonging to LICENSEE which are repatriated from such jurisdiction.  Checks are to be made payable to The University of North Texas Health Science Center, and sent by United States mail to 3500 Camp Bowie Blvd. Fort Worth, Texas 76107-299, Attention: Technology Transfer & Commercialization , and referencing the title and EFFECTIVE DATE of AGREEMENT and type of payment (e.g., license documentation fee, milestone payment, royalty [including applicable patent/application identified UNTHSC reference number and patent number or application serial number], or maintenance fee, etc.).

V. IND AND SPONSORED RESEARCH

5. 1	LICENSEE shall use commercially diligent efforts to file an Investigational New Drug Application (“IND") with the FDA for a LICENSED PRODUCT.

5.2
In addition to the consideration set forth in ARTICLE IV, and the commercially diligent efforts set forth in 5.1 above, LICENSEE shall spend at least $250,000.00 towards such preclinical studies, provided that such expenditures not include compensation of employees of, or consultants to LICENSEE or standard operational overhead costs of LICENSEE such as facilities and administrative expenses.  Of the $250,000 obligation, at least $100,000 shall be funded within 18 months of the EFFECTIVE DATE, and an aggregate total of at least $200,000 shall be funded within two and a half years of the EFFECTIVE DATE.

5.3
If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense under this AGREEMENT, LICENSEE (a) will notify UNTHSC in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from UNTHSC for this purpose. and (c) will give good faith consideration to funding the proposals at UNTHSC.  Any such sponsored research will be governed by a separate, written agreement between the parties.

VI. PATENTS AND INVENTIONS

6.1
If after consultation with LICENSEE both parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER or IMPROVEMENT PATENTS, UNTHSC will prepare and file appropriate patent applications, through patent counsel selected by UNTHSC and agreeable to LICENSEE, and LICENSEE will pay the reasonable cost of searching, preparing, filing, prosecuting and maintaining same in the following countries:  The United States, Canada, Mexico, The countries of the European Union, Japan, Australia, China, South Korea, India, Russia, Israel, Brazil, and such other countries as LICENSEE may designate in writing to UNTHSC from time to time for a particular patent.  If LICENSEE notifies UNTHSC that it does not intend to pay the cost of an application in any of the countries set forth above, or if LICENSEE does not respond or make a good faith effort to agree with UNTHSC on the disposition of rights of the subject invention within 90 days after actual written notice, delivered pursuant to the notice provisions of this Agreement, then UNTHSC may file such application at its own expense and LICENSEE’s rights to such invention under this AGREEMENT shall terminate in their entirety.  UNTHSC will provide LICENSEE with a copy of the application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information pursuant to this Section confidential.  It is intended that LICENSEE will interact directly with the selected patent counsel in all phases of patent prosecution, such as preparation, office action responses, filing strategies for continuation or divisional applications, and other related activities. UNTHSC will request that copies of all documents prepared by the selected patent counsel be provided to LICENSEE for review and comment prior to filing, to the extent practicable under the circumstances. At its discretion, UNTHSC may allow LICENSEE to instruct patent counsel directly, provided, that (a) UNTHSC will maintain final authority in all decisions regarding the prosecution and maintenance of the PATENT RIGHTS, (b) UNTHSC may revoke this authorization to instruct patent counsel directly at any time, and (c) the patent counsel remains counsel to UNTHSC with appropriate contracts, engagement letters and/or conflict waivers in effect, as necessary. UNTHSC reserves in its discretion the ability to change patent counsel and to approve or disapprove any requested changes by LICENSEE.

6.2	Upon filing of any IMPROVEMENT PATENTS pursuant to section 6.1 in this Agreement, the parties agree to amend Exhibit 1 in this Agreement such that PATENT RIGHTS include any such IMPROVEMENT PATENTS.

VII. INFRINGEMENT BY THIRD PARTIES

7.1
LICENSEE, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and is entitled to retain recovery from such enforcement as set forth herein. After reimbursement of LICENSEE’s reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay UNTHSC either:  (a) the royalty detailed in Section 4.1(d) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and related punitive damages; or (b) twenty five percent (25%) of reasonable royalties awarded and related punitive damages in any monetary recovery in which the award is for reasonable royalties. LICENSEE must notify UNTHSC in writing of any potential infringement within thirty (30) calendar days of knowledge thereof.  If LICENSEE does not file suit against or enter into a sublicense with a substantial infringer within six (6) months of knowledge thereof, then UNTHSC may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and LICENSEE, with UNTHSC retaining either:  (a) two times the royalty detailed in Section 4.1(d) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and related punitive damages; or (b) fifty percent (50%) of reasonable royalties awarded and related punitive damages in any monetary recovery in which the award is for reasonable royalties. UNTHSC shall not settle any such action upon terms which render the license granted pursuant to this AGREEMENT non-exclusive or would otherwise be incompatible with the terms of this AGREEMENT without the written consent of LICENSEE.

7.2
In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VIII. PATENT MARKING

8.1
LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S). documentation therefor, and. when possible, actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code.

IX. INDEMNIFICATION AND INSURANCE

9.1
LICENSEE agrees to hold harmless and indemnify UNTHSC, its Regents, officers, employees, students and agents from and against any claims, demands, or causes of action whatsoever, costs suit and reasonable attorney's fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives.  In any action brought by a third party against UNTHSC for an indemnified claim, subject to the statutory duties of the Texas Attorney General LICENSEE shall control the defense of such action, and subject to the statutory duties of the Texas Attorney General shall be responsible for selection of counsel and all aspects of the action.  With UNTHSC’s consent, which will not unreasonably be withheld or delayed, LICENSEE shall have the right to settle any such claim with the third party claimant in any manner which would not impose monetary liability on UNTHSC not reimbursed by LICENSEE’s indemnity obligations, or which would require an explicit admission of culpability by UNTHSC.  The parties understand and agree that the limitation of damages in section 9.2 shall not apply to any claim under this section.

9.2
Except for indemnified claims under section 9.1 above, in no event shall either party be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether that party knows or should know of the possibility or such damages.

9.3
Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold for human use (including for purpose of obtaining regulatory approvals) by LICENSEE, an AFFILIATE, or by a sublicensee, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than two million dollars ($2,000,000) per incident and two million dollars ($2,000,000) annual aggregate, and LICENSEE shall use reasonable efforts to have UNTHSC, its Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage: (ii) broad form contractual liability coverage LICENSEE's indemnification under this AGREEMENT and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create limit of LICENSEE's liability with respect to its indemnification under this AGREEMENT.  Prior to the time when any LICENSED SUBJECT MATTER is being distributed or sold for human use, LICENSEE shall purchase such insurance as it deems necessary for LICENSEE’s purposes, provided, however, that in connection with any commercial general liability insurance policy acquired by LICENSEE, LICENSEE shall use reasonable efforts to have UNTHSC, its Regents, officers, employees, students and agents named as additional insureds on such policy.

9.4
LICENSEE shall provide UNTHSC with written evidence of such insurance within thirty (30) calendar days of its procurement.  Additionally, LICENSEE shall provide UNTHSC with written notice at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

9.5
LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MATTER developed pursuant to this AGREEMENT is being commercially distributed sold by LICENSEE, an AFFILIATE or by a sublicensee or agent of LICENSEE; and (ii) the two (2) year period immediately alter such period.

X. USE OF UNTHSC'S NAME

10.1           LICENSEE will not use the name of (or the name of any employee of) UNTHSC in any advertising, promotional or sales literature, on its Web site, without the advance express written consent of UNTHSC; notwithstanding the LICENSEE may disclose the existence of this AGREEMENT and the fact that UNTHSC is the Licensor under this AGREEMENT for the purposes of raising capital, and LICENSEE may use the name of (or name employee of) UNTHSC in routine business correspondence or as needed in appropriate regulatory submissions without express written consent.

XI. CONFIDENTIAL INFORMATION AND PUBLICATION

11.1
Subject to LICENSEE’s rights in 11.2 below, UNTHSC and LICENSEE each agree that all information contained in documents marked "confidential" and forwarded to by the other (i) are to be received in strict confidence, (ii) will be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns: or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party's confidential information; or

(f)
is required by law or regulation to be disclosed, provided that the disclosing party gives adequate advance notice to the other of such disclosure to allow that party to assert whatever exclusion or exception may be available to it under such law or regulation.

11.2
Each party's obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter, except for confidential information which may be protected by law or regulation, in which case, such information shall be protected as long as mandated by such law or regulation requires. LICENSEE shall have the right to disclose confidential information which is licensed as part of this AGREEMENT as is reasonably required in the development and commercialization of LICENSED PRODUCTS so long as such disclosures do not have an adverse effect on the PATENT RIGHTS.

11.3
UNTHSC reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard the protection of LICENSEE’s confidential information, the protection of current and future patent filing opportunities, regulatory and development concerns and other reasonable considerations relating to the development of LICENSED PRODUCTS pursuant to this AGREEMENT.  UNTHSC will submit the manuscript of any proposed publication to LICENSEE at least forty five (45) calendar days before such manuscript is submitted for consideration by any publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’s confidential information. Upon LICENSEE’s request, publication may be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’s confidential information that would otherwise be the publication.  In the event that the parties reasonably determine that additional research or development work is required or ongoing research and development needs to be completed in order to secure appropriate intellectual property protection, and that publication will be detrimental to obtaining adequate intellectual protection, then, at LICENSEE’s request and immediate funding of said additional research and development work, UNTHSC shall delay such publication until completion of the research or development work and filing of appropriate patents based upon such work.

XII. ASSIGNMENT

12.1
Except in connection with the sale of substantially all of LICENSEE’s assets to a third party, this AGREEMENT may not be assigned by LICENSEE without the payment to UNTHSC of the fee set forth in 4.1(g) above and the prior written consent by UNTHSC, which will not be unreasonably withheld.

XIII. TERM AND TERMINATION

13.1
Subject to Sections 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired, or for a term of (15) years, whichever is longer.  If no PATENT has issued and a LICENSED PRODUCT receives REGULATORY APPROVAL prior to the end of the term set forth in this Section 13.1, and the AGREEMENT has not otherwise terminated or expired, then the term shall be automatically extended until fifteen (15) years past regulatory approval of the LICENSED PRODUCT.

13.2
Any time after the third anniversary of the EFFECTIVE DATE, UNTHSC has the right to terminate this license in each of the following political jurisdictions within the LICENSED TERRITORY if LICENSEE, within ninety (90) calendar days after receiving written notice from UNTHSC of the intended termination, fails to provide written evidence satisfactory to UNTHSC that LICENSEE or its sublicensee(s) has commercialized or is actively and effectively attempting to commercialize a licensed invention in such jurisdiction(s); such jurisdictions are as follows:  United States, European Union, Japan, China, India, Israel, Australia, Brazil. The following definitions apply to 13.2: (a) "commercialized" means having SALES in such jurisdiction; and (b) "actively and effectively attempting to commercialize” means having an ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES in any jurisdiction.  Such program may allow for sequential commercialization in these jurisdictions, (for example, an appropriate program may envision an initial US approval, and then subsequent EU and Japanese approval based upon the data and regulatory status of the US approval.)  LICENSEE is not required to simultaneously pursue all such commercialization activities with equal resources.

13.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)
automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act LICENSEE or otherwise; or

(b)
upon sixty (60) calendar days written notice from UNTHSC, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV, or use of name obligations of ARTICLE X, unless, before the end of the such sixty (60) calendar day notice period, LICENSEE has cured the default or breach to UNTHSC’s reasonable satisfaction, and so notifies UNTHSC, stating the manner of the cure: or

(c)
upon thirty (30) calendar days written notice from UNTHSC, if LICENSEE fails to fund completion of preclinical studies or file an IND as provided in ARTICLE V, unless, before the end of the such thirty (30)-calendar day notice period, LICENSEE has cured the default or breach to UNTHSC’s reasonable satisfaction, and so notifies UNTHSC, stating the manner of the cure: or

(d)
upon ninety (90) calendars days written notice from UNTHSC if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach to UNTHSC’s reasonable satisfaction and so notifies UNTHSC, stating the manner of the cure; or

(e)
at any time upon written notice from LICENSEE to UNTHSC for any reason or for no reason, provided that such notice shall be subject to rescission and shall not be effective for 30 days, and during such time, the parties shall meet together and discuss in good faith the reasons for such notice.  In the event that the AGREEMENT is terminated pursuant to this notice, termination shall be subject to any terms herein which survive termination; or

(f)
if Section 13.2 is invoked, in which case such termination shall be applicable solely to the jurisdiction in question. No termination for default of breach under any part of Article XIII shall be effective in the event that a party disputes in good faith the grounds for such default or breach.  In such event, the dispute shall be resolved as set forth in 15.4 and 15.5 below, and termination shall be effective only after final resolution of such dispute as set forth in 15.5 below, provided that the party found to be in breach or default shall have the opportunity to cure such breach or default following such resolution as set forth in 13.3(b-d) above.

13.4	Upon termination of AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

(b)
LICENSEE covenants and agrees to be bound by the provisions ARTICLES IX (Indemnification and Insurance), X (Use of UNTHSC’s Name) and XI (Confidential Information and Publication) of this AGREEMENT; and

(c)
LICENSEE may, for a period of one year after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT; and

(d)	Subject to Section 13.4(c), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT.

XIV. WARRANTY: SUPERIOR-RIGHTS

14.1
Except for the rights, if any, of the Government of the United States of America as set forth below, UNTHSC represents and warrants its belief that (a) it has made inquiry into the inventorship and ownership and it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (b) it has the sole right to grant licenses thereunder, (c) it has not granted licenses thereunder to any other entity that would restrict rights granted hereunder, (d) it does not know of any intellectual property belonging to UNTHSC which may require a separate license in order to commercialize LICENSED PRODUCTS pursuant to this AGREEMENT, (e) it has disclosed to LICENSEE all relevant UNTHSC information relating to the practice of the TECHNOLOGY RIGHTS and the LICENSED SUBJECT MATTER and has not fabricated or withheld information from LICENSEE, (f) it will, upon request, provide LICENSEE with any copies of any and all agreements with the Government which relate to the LICENSED SUBJECT MATTER, and (g) it has made any elections to retain ownership which may be required pursuant to any Government interest in the LICENSED SUBJECT MATTER..

14.2
LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under funding agreement with the Government of the United States of America ("Government") and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. If required by law, LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT.

14.3
LICENSEE understands and agrees that other than as expressly set forth in 14.1 above, UNTHSC by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER.  UNTHSC, by this AGREEMENT, also makes no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by UNTHSC in the LICENSED FIELD, nor UNTHSC makes any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others..

14.4
LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by UNTHSC or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (b) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and to accept all risks inherent herein.

XV. GENERAL

15.1
THIS AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby.  No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

15.2	Any notice required by this AGREEMENT must be given by prepaid. first class, certified mail, return receipt requested, and addressed in the case of UNTHSC to:

The University of North Texas Health Science Center
Office Technology Transfer & Commercialization
3500 Camp Bowie Blvd.
Fort Worth, Texas 76107
ATTENTION: Robert McClain, Ph.D.

or in the case of LICENSEE to:

SignPath Pharmaceuticals, Inc.
1375 California Road
Quakertown, PA 18951
ATTENTION: Lawrence Helson, MD

AND

SignPath Pharmaceuticals, Inc.
5377 Highlands Drive
Longmont, CO 80503
ATTENTION: Kai P. Larson

or other addresses as may be given from time to time under the terms this notice provision.

15.3
LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT. LICENSEE acknowledges that the LICENSED SUBJECT MATTER is subject to U. S. export control jurisdiction. LICENSEE agrees to comply with all applicable international and national laws that apply to the LICENSED SUBJECT MATTER, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

15.4
The parties of this AGREEMENT will encourage the prompt and equitable settlement of all controversies or claims between the parties. The parties agree to negotiate their differences directly and in good faith for a period of no less than thirty (30) days after receiving written notification of the existence of a dispute. If the dispute is not resolved within thirty (30) days after written notification of the existence of a dispute, the parties agree to submit their dispute to a licensed attorney that is an experienced mediator and is located in Tarrant County, Texas to work with them to resolve their differences utilizing non-binding mediation. This mediation is a compromise negotiation for purposes of Rule 408 of the Federal Rules of Evidence and Texas Rules of Evidence and is an alternative dispute resolution procedure subject to Section 154.073 of the Texas Civil Practice & Remedies Code. If after non-binding mediation occurs, the dispute is not resolved, the parties are free to exercise all other legal and equitable right.

15.5
This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and the State of Texas, without regard to its conflict of law provisions. Subject to 15.5 below, the Texas State Courts of Tarrant County, Texas (or, if there is exclusive federal jurisdiction. the United States District Court for the Northern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction or such courts; however, nothing in this AGREEMENT shall be deemed as a waiver by UNTHSC of its sovereign immunity.

15.6	Failure of either party to enforce a right under this AGREEMENT will not act as a waiver of rights or the ability to later assert that right relative to the particular situation involved.

15.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representative to execute this AGREEMENT.

UNIVERSITY OF NORTH TEXAS HEALTH SCIENCE CENTER		SIGNPATH PHARMACEUTICALS, INC.

By:	/s/ Steve Russel	By:	/s/ Lawrence Helson
Name:	Steve Russell	Name:	Lawrence Helson
Title:	Executive Vice President	Title:	CEO & President
Finance & Administration

Date:	9/11/08	Date:	8/28/08

By:	/s/ Thomas Yorio
Name:	Thomas Yorio
Title:	Executive Vice President
Academic Affairs & Research

Date:	9/11/08

EXHIBIT 1
UNTHSC Case 2007-10 “FORMULATION OF ACTIVE AGENT LOADED ACTIVATED PLGA NANOPARTICLES FOR TARGETED CANCER NANO-THERAPEUTICS” Inventors Dr. Jamboor Vishwanatha, Dr. Arthur Braden, and Erika Kafka.